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                                                                    EXHIBIT 12.1

      ARDEN REALTY LIMITED PARTNERSHIP COMPUTATION OF RATIOS OF EARNINGS TO
                                  FIXED CHARGES
                      (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)

                                                                         ARDEN REALTY LIMITED PARTNERSHIP
                                                  --------------------------------------------------------------------------
                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------------------------
                                                      2002             2001            2000           1999          1998
                                                  ------------     ------------    ------------    -----------   -----------
Earnings Available to Cover Fixed Charges:
Net income                                        $     77,663     $    106,257    $    105,209    $   102,393   $    95,794

Add: Interest Expense                                   88,516           84,195          78,406         60,239        43,403
                                                  ------------     ------------    ------------    -----------   -----------

Total Earnings Available to Cover Fixed Charges   $    166,179     $    190,452    $    183,615    $   162,632   $   139,197
                                                  ============     ============    ============    ===========   ===========

Fixed Charges:
Interest Expense                                  $     88,516     $     84,195    $     78,406    $    60,239   $    43,403
Interest Capitalized                                     5,646            9,095          12,646          9,587         8,920
Preferred Distributions                                  4,312            4,312           4,312          1,354            --
                                                  ------------     ------------    ------------    -----------   -----------

Total Fixed Charges                               $     98,474     $     97,602    $     95,364    $    71,180   $    52,323
                                                  ============     ============    ============    ===========   ===========

Ratio of Earnings to Fixed Charges                       1.69x            1.95x           1.93x          2.28x         2.66x
                                                  ============     ============    ============    ===========   ===========